Exhibit 8.1

[Letterhead of Simpson Thacher & Bartlett LLP]

December 6, 2013

Vodafone Group Plc

Vodafone House

The Connection

Newbury, Berkshire RG14 2FN

England

Ladies and Gentlemen:

We have acted as special United States counsel to Vodafone Group Plc, a public limited company organized under the laws of England and Wales (“Vodafone”), in connection with its agreement to dispose of its U.S. group whose principal asset is its 45% interest in Verizon Wireless to Verizon Communications Inc. (“Verizon”), in exchange for cash, loan notes and Verizon common stock, as well as certain other consideration.

We have examined the Registration Statement on Form S-4 (File No. 333-191628) filed by Verizon with the Securities and Exchange Commission. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of Vodafone and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

In connection with this opinion (the “Opinion”), we have been advised that (i) each Class C share in respect of which the Verizon shares and cash consideration (the “Special Dividend”) is paid shall immediately thereupon be reclassified as a deferred share of $0.00001 in the capital of Vodafone (a “Deferred Share”), (ii) the Class C shares will not confer any other right to share in Vodafone’s profits, and (iii) the Deferred Shares will be non-voting, non-transferable, will not be convertible into any other class of stock of

Vodafone, will not be listed on any stock exchange and no share certificates will be issued for them. We understand that the Deferred Shares will be transferred to a third party who will hold such deferred shares until the one year anniversary of the completion of the transaction, at which time they will be repurchased by Vodafone for aggregate consideration of $0.01 and subsequently cancelled.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that U.S. shareholders of Vodafone will not be subject to U.S. federal income tax upon the receipt of the Class C shares or the conversion of Class C shares into Deferred Shares. The issuance of the Class C shares to the U.S. shareholders of Vodafone is merely a mechanism to facilitate the distribution of the Special Dividend, and the Class C shares will have no independent U.S. federal income tax consequences that are separate from the U.S. federal income tax consequences of the receipt of the Special Dividend by U.S. shareholders of Vodafone.

We express our Opinion herein only as to those matters of U.S. federal income tax law specifically set forth above and only as specifically set forth above. This Opinion is based upon the Internal Revenue Code of 1986, as amended, and its legislative history, the Treasury Regulations, judicial decisions and current administrative rulings and practices of the Internal Revenue Service (the “IRS”), all as in effect on the date of this Opinion. These authorities may be amended or revoked at any time. Any changes may be retroactive and could cause this Opinion to be or become incorrect in whole or in part. This Opinion is not binding on the IRS or the courts, and no ruling has been sought from the IRS with respect to the matters covered by this Opinion. We assume no obligation to update or modify this Opinion to reflect any developments that may impact this Opinion from and after the date of this Opinion.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP